UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2009

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13921	65-0377773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Alhambra Circle Coral Gables, FL	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 569-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective April 14, 2009, the Board of Directors of BankUnited, FSB (the “Bank, a wholly-owned subsidiary BankUnited Financial Corporation, the “Company”) entered into a Stipulation and Consent to Prompt Corrective Action Directive with the Office of Thrift Supervision (the “OTS”). The Stipulation and Consent addresses the Bank’s failure to operate under an accepted capital restoration plan and imposes various corrective measures and operational limitations mandated by statute. As of January 30, 2009, the Bank is critically undercapitalized as of January 30, 2009 for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act. The PCA Directive, with which the Bank has agreed through the Stipulation and Consent, was issued when the OTS notified the Bank that its previously filed capital restoration plan was unacceptable and directs the Bank to be recapitalized by a merger with or an acquisition by another financial institution or another entity, or through the sale of all or substantially all of the Bank’s assets and liabilities to another financial institution or another entity within twenty days pursuant to a written definitive agreement, which the Bank is required to execute within fifteen days of the effective date of the Stipulation and Consent, unless such timeframes are extended in writing by the OTS. The PCA Directive further calls for the Bank to achieve and maintain, at a minimum the following ratios: (i) Total Risk Based Capital Ratio of 8%; (ii) Tier 1 Core Risk Based Capital Ratio of 4%; and (iii) Leverage Ratio of 4% within twenty days from the issuance of the PCA Directive. The PCA Directive also outlines guidelines for reporting to the OTS the status of capital raising efforts with the OTS and reiterates several mandatory operating restrictions under which the Bank has been operating since the issuance of Cease and Desist Order on September 19, 2008.

The descriptions of the PCA Directive, and the corresponding Stipulation and Consent, are qualified in their entirety by reference to their full text. Copies of the PCA Directive and the Stipulation and Consent are attached as exhibits to this Current Report on Form 8-K and incorporated by reference herein in their entirety.

Item 8.01 Other Events

On April 10, 2009, the Company completed its review of the allowance for loan losses for the Bank as of December 31, 2008 and determined to recognize an additional provision of $154 million. Approximately $7 million of the $154 million increase will be reflected in the fiscal year ended September 30, 2008 (“fiscal 2008”) and $147 million will be reflected in the period ended December 31, 2008 (the “first quarter 2009”). This increase largely resulted from the discontinuation of the Bank’s Mortgage Assistance Program (the “MAP”) earlier this year, in accordance with a verbal directive from the Bank’s banking regulators; however, the Company may continue to modify loans if the modifications conform to the FDIC’s and Treasury’s programs. The discontinuation of MAP required the Company to adjust the delinquency frequency assumption previously used in the calculation of the allowance for loan losses for the first quarter 2009. Previously, the delinquency frequency assumption used in the loan loss model was based on the assumption that delinquency rates would be lower as a result of the modification of loans held by current borrowers under the MAP. The discontinuation of the MAP precludes the Bank from using that delinquency frequency assumption. Estimating delinquency frequency based on existing trends without that assumption results in an increase in the allowance for loan losses of approximately $147 million and an equivalent increase in the amount of the net loss for the first quarter 2009.

In light of market conditions, the Company continues to review its securities portfolio. Based on these recent reviews, the Company concluded that the market value of its portfolio should be reduced by $30.3 million as of the end of fiscal 2008, of which $4.6 million is considered other than temporary impaired. During the first quarter 2009, the value of certain securities continued to decline and the Company determined other than temporary impairment charges to be $35.7 million.

As of December 31, 2008, both the holding company and the Bank have a deficit in equity. The Bank’s equity deficit was $13 million and its Tier 1 Core Risk Based Capital Ratio is negative 0.2%, which is below the 7% minimum level required as of December 31, 2008 by the Cease and Desist Order entered into with the OTS on September 19, 2008, and the 4% minimum level required by the PCA Directive. The Bank’s allowance for loan losses as of December 31, 2008 is estimated to be approximately $927 million. The Bank’s inability to comply with various provisions of the Cease and Desist Order and the PCA Directive, including the requirement that capital ratios be at specified levels by December 31, 2008, would likely lead to further action by the regulators, including placing the Bank into receivership. We continue negotiations with various parties to raise capital and restructure our balance sheet, but we cannot assure you that in the current financial environment these negotiations will be successful and will result in a capital infusion prior to any potential actions that bank regulators might take. As of December 31, 2008, the holding company had $22.7 million of cash to pay its commitments. For the quarter ended December 31, 2008, cash commitments relating to operating expenses and debt service was approximately $2.7 million and $4.1 million, respectively. As a result of the foregoing circumstances, which are exacerbated by the PCA Directive, there is substantial doubt about the Company’s ability to continue as a going concern.

Management’s Assessment of Internal Control Over Financial Reporting

We continue our assessment of the effectiveness of our internal control over financial reporting as of September 30, 2008. Based on our assessments thus far we expect to report that our disclosure controls and procedures were not effective as of September 30, 2008. We reported in our previous filings that, based on our assessment thus far and as a result of an insufficient complement of personnel with a level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirement, we expect to report at least the following material weaknesses as of September 30, 2008: our controls and procedures did not ensure the systematic and accurate execution of account level analyses related to the residential loan portfolio, including the allowance for loan losses and the identification of troubled debt restructuring, as well as to accurately prepare its cash flow statements. We continue to evaluate the effect of subsequent events and consequent adjusting accounting entries on Internal Control Over Financial Reporting as of September 30, 2008 and upon conclusion may have additional material weaknesses to report including, but not limited to, controls over the process of valuation of Residential REO properties for fair value and the valuation of Investment Securities for fair value.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	OTS Prompt Corrective Action Directive to the Bank dated April 14, 2009

10.2	Stipulation and Consent to Prompt Corrective Action Directive to the Bank dated April 14, 2009

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: April 17, 2009	By:	/s/ Humberto L. Lopez
Humberto L. Lopez Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	OTS Prompt Corrective Action Directive to the Bank dated April 14, 2009

10.2	Stipulation and Consent to Prompt Corrective Action Directive to the Bank dated April 14, 2009